Exhibit (m)(15)

TRUST FUND/SERV AND NETWORKING AGREEMENT

THIS TRUST FUND/SERV AND NETWORKING AGREEMENT is made and entered into as of the 27th day of May, 2014, by and between GMO SERIES TRUST (“Fund Company”) and BOSTON FINANCIAL DATA SERVICES, INC. (the “Trust Entity”).

WHEREAS, the parties to this Agreement desire to participate in the programs offered by the National Securities Clearing Corporation (“NSCC”) which provide (a) an automated process whereby shareholder purchases, redemptions and exchanges of mutual funds shares are executed through the NSCC’s Trust Fund/SERV (“Fund/SERV”) system, and (b) a centralized and standardized communication system for the exchange of customer-level information and account activity through the NSCC Networking system (“Networking”);

WHEREAS, Fund Company or an affiliate and Trust Entity or an affiliate are a member of, or have access to, the NSCC systems including the Fund/SERV and Networking systems;

WHEREAS, Fund Company is an open-end company with multiple series as set forth in Schedule B (each a “Fund” and collectively the “Funds”) and desires Trust Entity to act as agent for the limited purpose of accepting purchase, redemption and exchange orders for the Funds’ shares; and

WHEREAS, certain retirement plan client(s) of (a) the Trust Entity; (b) an affiliate of the Trust Entity or of a parent corporation of the Trust Entity; or (c) a financial institution listed in Schedule C (each a “Financial Institution Client” and collectively the “Financial Institution Clients”) with whom the Trust Entity has entered into a servicing agreement so the Financial Institution Clients can provide services to its retirement plan sponsor customers (such retirement plans hereinafter referred to as “Client-shareholder(s)”), maintain an interest in one or more accounts with the Funds.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Transmittal of Transaction Instructions. On each business day that the New York Stock Exchange is open for business on which the Funds determine their per share net asset values (“Business Day”), the Fund Company, or a designated agent, shall, in accordance with the procedure set forth below in Section 7, accept, and effect Client-shareholder changes in its record upon receipt of purchase, redemptions, exchanges, account transfers, registration instructions, account data and broker/dealer information from the Trust Entity electronically through Fund/SERV, facsimile or otherwise (“Instructions”) without supporting documentation from the Client-shareholder. On each Business Day, the Fund Company, or a designated agent, shall accept for processing any Instructions from the Trust Entity and shall process such Instructions in a timely manner. Fund Company represents it is authorized by the Funds to appoint Trust Entity agent to receive such Instructions.

2. Performance of Fund Company Duties. Fund Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Fund Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to Fund/SERV in any agreement between the Fund Company and the Trust Entity that would affect the Fund Company’s duties and obligations pursuant to this Agreement. The Fund Company shall provide the Trust Entity with any material revisions to the Fund’s prospectuses and statements of additional information as soon as reasonably practicable. Fund Company is and will continue to be responsible for all acts and omissions of its designees hereunder, subject to the limitations set forth in Section 14.

3. Accuracy of Information Transmitted by Fund Company. Confirmed trades and any other information provided by the Fund Company to the Trust Entity through Fund/SERV and Networking and pursuant to this Agreement shall, to the best of its knowledge and belief, be accurate, complete, and in the format prescribed by the NSCC. The Fund Company’s internal control structure is reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and Networking and to limit the access to, and the inputting of data into, Fund/SERV and Networking to persons specifically authorized by the Fund Company or a designated agent.

4. Performance of Trust Entity Obligations. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Trust Entity shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; and (b) the then- current prospectuses and statements of additional information of the Funds. Both parties acknowledge that the Financial Institution Client on behalf of whom Trust Entity is performing the services covered by this Agreement may perform one or more responsibilities of the Trust Entity under this Agreement. The Financial Institution Client will be performing such responsibilities pursuant to a separate agreement between the Fund Company, other entity providing services to the Fund(s) or the Fund(s) and such Financial Institution Client; and the Trust Entity will not be responsible for such responsibilities performed by such Financial Institution Client. Some or all the services to be performed hereunder by the Trust Entity may be performed by one of its affiliates or by DST Retirement Solutions LLC, an affiliate of a Trust Entity parent; provided that, subject to the limitations set forth in Section 15, the Trust Entity is and will continue to be responsible for all acts and omissions of such designees. The Trust Entity is not a distributor of the Funds.

5. Trading Information to be provided by Trust Entity. To the extent applicable Trust Entity shall comply with the terms of the Security and Exchange Commission Rule 22c-2 under the Investment Company Act of 1940, as amended, (“Rule 22c-2”) and fulfill its responsibilities there under as provided in Schedule A.

6. Accuracy of Information Transmitted by Trust Entity. Trade, registration and broker/dealer information (including changes in broker/dealer information) provided by the Trust Entity to the Fund Company through Fund/SERV and/or Networking, or by facsimile, email or otherwise and pursuant to this Agreement shall, to the best of its knowledge and belief, be accurate, complete and, if transmitted through the NSCC, in the format prescribed by the NSCC. All Instructions by the Trust Entity regarding each account shall be true and correct and will have been duly authorized by the registered holder. The Trust Entity’s internal control structure over the processing and transmission of Orders (as defined below) is suitably designed to prevent or detect on a timely basis Orders received after Close of Trading (as defined below) from being aggregated with Orders received before Close of Trading, and to minimize errors that could result in late transmissions of Orders to the Funds.

7. Information Relating to Transmittal of Transactions and Settlement. The Fund Company appoints the Trust Entity as its agent for the limited purpose of accepting orders for the purchase, exchange and redemption of shares of the Funds on behalf of its Client- shareholders (“Orders”) and Trust Entity accepts such appointment. Receipt of such Orders by the Trust Entity will be deemed to be receipt of the same by the Funds. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Company, the Trust Entity shall provide the Funds or the Fund Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Trust Entity hereby certifies is and shall remain true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions. With respect to processing of Orders on behalf of Client-shareholders, or the participants of retirement Plans which are Client-shareholders, that Trust Entity received and accepted by Trust Entity by the close of regular trading (generally 4:00 p.m. Eastern Time (“ET”)) on the New York Stock Exchange (the “Close of Trading”) on a Business Day, Trust Entity certifies it will: (a) transmit such Orders to Fund Company or the Funds through Fund/SERV by 7:00 a.m. ET on the next Business Day, or (b) otherwise transmit to Fund Agent or the Funds such Orders by 9:00 a.m. ET on the next Business Day. Fund Company or the Funds will execute such Orders at the net asset value determined as of the Close of Trading on the Business Day the Order was received by Trust Entity. Orders received by the Trust Entity after the Close of Trading on any Business Day and Orders that are transmitted to Fund Company or the Funds after 9:00 a.m. ET on the next Business Day after the Business Day on which the Orders were received by the Trust Entity will be executed at the net asset value determined as of the Close of Trading following receipt of such Orders by the Fund Company or the Funds. Notwithstanding this section, if the Securities and Exchange Commission adopts a rule, or Congress adopts a law, that changes the requirements for agents with regard to accepting Orders on behalf of the Funds, the timing of transmitting Orders to the Fund, or otherwise affects the way Orders are accepted, transmitted or priced, this section shall be deemed to be automatically amended to comply with such new rule or law. Trust Entity agrees to provide the Fund Company with one business day notice of any transaction that will exceed $1 million for transactions it processes. For transactions processed by Trust Entity’s Financial Institution Clients and not Trust Entity, Trust Entity agrees to provide Fund Company with one business day notice of any transaction that will exceed $1 million to the extent the Financial Institution Client timely notifies Trust Entity.

Payment for purchases of shares of the Funds attributable to Orders executed on a given Business Day will be wired by the Trust Entity no later than 3:00 PM ET on the next Business Day to a custodial account designated by the Fund Company.

8. Trade Confirmations. Any information provided by the Fund Company to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund Company has the informed consent of the Trust Entity to suppress the delivery of this information using paper media. The Trust Entity will promptly verify accuracy of confirmations of transactions and records received from the Fund Company through Fund/SERV.

9. Manual Operating Procedures. The purchase, sale, redemption and settlement of a Fund’s shares will normally follow the NSCC’s processing procedures, as described above in Section 7. In the event that such procedures are not followed as described, the Manual Operating Procedures outlined below will apply. For the avoidance of doubt, in all cases, the Fund Company will execute such Orders in accordance with the deadlines set forth in Section 7.

a.	On each Business Day on which the relevant Fund determines its net asset value), Trust Entity or its designee may transmit orders for the purchase, sale, exchange or transfer of Fund shares by a Financial Institution Client. Orders that are transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties prior to the Close of Trading on any given Business Day (‘‘Day 1”) (such orders are referred to as “Day 1 Trades”) will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

b.	Immediately following the completion of the transmission of any Order by Trust Entity to a Fund, Trust Entity will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

c.	Day 1 Trades shall normally settle on Day 2, but settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Trust Entity shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.

10. Shareholder Reports and Other Documents. The Fund Company shall distribute or cause to be distributed, a copy of the Fund prospectuses, statements of additional information, and Fund proxy solicitation material, periodic reports to the Trust Entity’s Financial Institution Clients and other materials that the Funds may be required by law to distribute to Client-shareholders of the Funds. The distributions of such documents and the costs thereto shall not be the responsibility of the Trust Entity.

11. Overpayments to the Trust Entity. In the event any overpayment is made to the Trust Entity or Client-shareholders by the Fund Company, the Trust Entity, after it receives notice of such overpayment, shall make a good faith effort to collect such overpayment from the applicable Client-shareholder’s account and repay such overpayment to the Fund Company. Should the good faith attempt fail to collect such overpayment, except if the overpayment was the result of inaccurate information provided by the Trust Entity and not the Client-shareholder participant, Financial Institution Client or any other third party, the Trust Entity will in no event be liable to the Fund or the Fund Company for any such amount, if such overpayment was delivered to the Client-shareholder’s account or distributed to a retirement plan participant.

12. Overpayments to the Fund Company. In the event any overpayment is made to the Fund Company by the Trust Entity, the Fund Company shall repay such overpayment to the Trust Entity promptly after the Fund Company receives notice and documentation of such overpayment.

13. Networking. For each shareholder account opened or maintained pursuant to NSCC Trust NETWORKING or otherwise, Fund Company shall accept and effect changes in its records upon receipt of instructions, communications and actions from Trust Entity or its agent electronically through NSCC Trust NETWORKING or by facsimile without supporting documentation from the shareholder. The Trust Entity agrees to provide the Fund Company with the relevant documentation requested by the Fund Company to support the opening of such shareholder account. For Instructions transmitted by NETWORKING Fund Company and Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to them in compliance with all NSCC rules, regulations and procedures relating to Trust NETWORKING. Trust Level Zero will be used for processing. All new fund accounts are to be opened through NETWORKING or by facsimile, as specified by Fund Company.

14. Indemnification by Fund Company. The Fund Company shall indemnify and hold harmless the Trust Entity, the Trust Entity’s affiliates and DST Retirement Solutions LLC and each of such entity’s directors, officers, agents and employees (“Trust Entity Indemnitees”) against and from all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Company) (“Trust Entity Losses”) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Fund Company or its agents in the performance of its duties and obligations under this Agreement (b) the Fund Company’s bad faith, willful misconduct or violation of law in the performance of its duties and obligations under this Agreement; (c) any breach of the Fund Company’s representations or warranties contained in this Agreement; or (d) the failure of the Fund Company or its agents or employees to comply with any of the terms of this Agreement. The Fund Company shall not be liable for indemnification hereunder to the extent such Trust Entity Losses are attributable to the bad faith, negligence or willful misconduct of any of the Trust Entity Indemnitees in performing their obligations under this Agreement.

15. Indemnification by Trust Entity. The Trust Entity shall indemnify and hold harmless the Funds, the Funds’ custodian, the Fund Company, each of their affiliated companies, and all of the directors, trustees, officers, agents and employees (“Fund Company Indemnitees”) from and against any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) (“Fund Company Losses”) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity or its agents in the performance of its duties and obligations under this Agreement; (b) the Trust Entity’s bad faith, willful misconduct or violation of law in the performance of its duties and obligations under this Agreement; (c) any breach of the Trust Entity’s representations or warranties contained in this Agreement; (d) the failure of the Trust Entity or its agents to comply with any of the terms of this Agreement; or (e) the Fund Company’s acceptance of any transaction or account maintenance information from the Trust Entity through Fund/SERV or NETWORKING. The Trust Entity shall not be liable for indemnification hereunder to the extent such Fund Company Losses are attributable to the bad faith, negligence or willful misconduct of any of the Fund Company Indemnitees in performing their obligations under this Agreement.

16. Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to the terms of this Agreement, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Failure to give notice does not relieve the Indemnifying Party except to the extent such delay causes loss to the Indemnifying Party. The Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

17. Termination and Amendment. This Agreement shall continue in effect until terminated. The Fund Company or Trust Entity may terminate this Agreement at any time by written notice to the other 120 days prior to the termination date set forth in such notice. Termination will not affect the indemnities given under, or the confidentiality provisions of, this Agreement. This Agreement may be amended at any time by mutual written agreement of both parties. Upon termination of this Agreement for any reason, shares of a Fund will no longer be permitted to be purchased pursuant to this Agreement, but so long as a Client-shareholder maintains an account with a Fund, shares of the Fund may continue to be redeemed pursuant to this Agreement. In such event, the Trust Entity shall continue to serve as agent of the Fund for the limited purpose of receiving Orders for redemptions of Fund shares and transmitting such Orders in accordance with Sections 6 and 7.

18. Conflicting Agreement. Except with respect to the provisions of this Agreement contained in Section 22 below, any provision of any agreement or other understanding between the Fund Company and the Trust Entity relating to Fund/SERV and NETWORKING that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

19. Assignment. Neither the Fund Company nor the Trust Entity may assign this Agreement without the prior written consent of the other party and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either party shall not constitute an assignment of this Agreement and the obligations of Trust Entity under this Agreement may be performed by an affiliate of Trust Entity or an affiliate of a parent of the Trust Entity.

20. Anti-Money Laundering Program. Trust Entity will comply with anti-money laundering laws, rules and regulations issued by governmental or regulatory authorities to the extent it is required to do so with respect to its duties under this Agreement, including, to the extent applicable, monitoring transactions to identify currency, cash equivalents, possible money laundering and other suspicious activity and to report to government authorities reportable currency transactions, and where appropriate, suspicious activity reporting. In order for Fund Company or Funds to comply with all applicable laws, the Trust Entity will reasonably cooperate with the Fund Company or Funds and deliver information reasonably requested by the Fund Company or Funds concerning: (i) Client-shareholders for which the Trust Entity received Orders pursuant to this Agreement, and (ii) documentation that demonstrates Trust Entity’s compliance with anti-money laundering laws, rules and regulations with respect to this Agreement. Trust Entity agrees to permit federal examiners of Fund Company to obtain information and records relating to Fund Company’s anti-money laundering program and to submit to inspection by such examiners for purposes of Fund Company’s anti-money laundering program as may be requested by such federal examiners. The Fund Company will reimburse Trust Entity for inspection costs incurred by Trust Entity. Trust entity agrees to notify Fund Company in writing of any material changes to policies and procedures related to anti-money laundering. Trust Entity does not and will not assume any responsibilities on behalf of the Fund Company or the Funds to comply with any anti-money laundering laws, rules and regulations applicable to the Fund Company or the Funds unless it specifically agrees to do so in writing.

21. Client-Shareholder Information. Trust Entity agrees to provide information as may be reasonably requested by the Fund Company, but only if Trust Entity receives approval from the respective Financial Institution Client, in order for the Fund Company to make relevant regulatory filings.

22. Law. The Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law rules.

23. Severability. If any provision of this Agreement is or becomes inconsistent with any applicable law, rule or regulation or is held to be invalid, the provision will be deemed rescinded or modified to the extent necessary to comply with such law, rule or regulation, unless the parties agree otherwise, and the remaining provisions of the Agreement shall continue to be valid and enforceable.

24. Notice. Except for those communications relating to the processing of Fund transactions as previously set forth herein, any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal delivery , mail, or facsimile to the other party at the address set forth below such party’s signature to this Agreement (or such other address as the Fund Company or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first.

25. Waiver. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of the Agreement.

26. Insurance. At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts or error and omissions of each party’s employees and agents.

27. Suppression of Confirmations. Fund Company shall, or shall cause the Funds to, suppress delivery to Client-shareholders of all confirmations of purchase, redemption and exchange transactions.

28. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God or other causes reasonably beyond its control, including, without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, extreme market volatility or trading volumes, strikes, acts of war, acts of terrorism, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

29. Consequential Damages. No party to this Agreement shall be liable to another party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

30. Confidentiality. The parties agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations and all information provided by each party to the other pursuant to this Agreement. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, that is known to the receiving party prior to entering into this Agreement, is received from some other source not a party to this Agreement or is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

(Signatures on Following Page)

TRUST FUND/SERV AND NETWORKING AGREEMENT

(Signature Page)

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

FUND COMPANY:			TRUST ENTITY

GMO SERIES TRUST*, on behalf of the Funds listed on Schedule B severally and not jointly			BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Jason Harrison	By:	/s/ Jane Brennan

Name:	Jason Harrison	Name:	Jane Brennan

Title:	Clerk	Title:	COO, Retirement Services

ADDRESS: 40 Rowes Wharf Boston, MA 02110 Attn: GMO Series Trust Operations			ADDRESS: 2000 Crown Colony Drive Quincy, MA 02169-0953 Attn: General Counsel Copy to: President

* GMO Series is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of that series.

SCHEDULE A

SHAREHOLDER INFORMATION PROVISION

For purposes of this Schedule A, Trust Entity is described as “Intermediary” and may be a “financial intermediary” as that term is defined under Rule 22c-2.

1.	Agreement to Provide Information. Subject to 1.2 below, the Intermediary agrees to provide Fund Company or a Fund upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request (“Transaction Information”). Fund Company acknowledges and agrees that Intermediary will only provide such Transaction Information to Fund Company or a Fund regarding a Shareholder that the Intermediary is permitted to provide without Shareholder consent under applicable laws, rules and regulations.

1.1.	Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which Transaction Information is sought. Fund Company or a Fund may request, with the consent of the Intermediary, Transaction Information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund but shall not make a request for any information older than twelve (12) months from the date of the request. Fund Company or a Fund shall not request Transaction Information for any Fund account with a Fund account number more frequently than once each Business Day.

1.2.	Form and Timing of Response. The Intermediary agrees to transmit the requested Transaction Information that is on its books and records to the Fund Company or a Fund or a Fund’s designee promptly, but in any event not later than ten (10) Business Days, after receipt of a request. If the requested Transaction Information is not on the Intermediary’s books and records, the Intermediary agrees to use reasonable efforts to either: (i) provide or arrange to provide to Fund Company or a Fund the requested information regarding Shareholders who hold an account with an indirect intermediary; or (ii) block further purchase of Fund Shares by such indirect intermediary on behalf of itself or other persons. In such instance, the Intermediary agrees to inform Fund Company whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Transaction Information provided to Fund Company or a Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision “indirect intermediary” has the same meaning as in Rule 22c-2.

1.3.	Limitations on Use of Information. Fund Company agrees not to use the information received for, and the Transaction Information will only be provided to the Fund Company or Fund on the condition that such information will not be used for, marketing or any other similar purpose without prior written consent of the Intermediary. Fund Company will arrange for the Fund to comply with this provision. Such information will only be used for the purpose of determining compliance with a Fund’s market timing and short term trading policies.

2.	Agreement to Restrict Trading. The Intermediary agrees to execute written (as defined below) instructions from Fund Company or a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Company or a Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through an account for which Intermediary provides administrative services) that violate policies established by Fund Company or a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Notwithstanding the above, such restriction instructions shall not apply to Shareholder loan repayments, plan level events, or transactions resulting from a court order or an automatic rebalancing program.

2.1.	Form of Instructions. Instructions to the Intermediary to restrict trading must include the Shareholder’s TIN, ITIN or GII, if known, and the specific restrictions to be executed, the expiration date of restriction instructions, if known, and the NSCC trading number of the Fund. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. The Intermediary agrees to execute such instructions to restrict or prohibit trading as soon as reasonably practicable, and will use its best efforts to do so not later than five (5) Business Days after receipt of the instructions by the Intermediary.

2.3.	Confirmation by the Intermediary. The Intermediary must provide written confirmation to the Fund Company or the Fund that instructions have been executed. The Intermediary agrees to provide confirmation as soon as reasonably practicable, but no later than ten (10) Business Days after the instructions have been executed.

3.	Fund Policies. Fund Company shall provide to the Intermediary, upon request, a brief written summary of the Fund’s market timing or other abusive trading policies. Fund Company and/or the Fund shall promptly notify the Intermediary in writing whenever such policies change.

4.	Definitions. For purposes of this Schedule A:

(a)	The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in Rule 22c-2.

(b)	The term “Shares” means the interests of the Shareholders corresponding to the redeemable securities of record issued by a Fund that are held by the Intermediary or by Plans for which the Intermediary provides participant recordkeeping services.

(c)	The term “Shareholder” means a participant in a participant directed Plan notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

(d)	The term “written” means letters in writing, facsimile transmissions and such other methods of communications the parties agree to from time to time. Any such communication shall be effective only upon receipt.

(e)	The term “purchase” does not include automatic reinvestment of dividends.

SCHEDULE B

FUND	Share Class	CUSIP #
GMO Benchmark Free Allocation Series Fund R4	R4	380131417
GMO Benchmark Free Allocation Series Fund R5	R5	380131391
GMO Benchmark Free Allocation Series Fund R6	R6	380131383
GMO Core Plus Bond Series Fund R4	R4	380131649
GMO Core Plus Bond Series Fund R5	R5	380131631
GMO Core Plus Bond Series Fund R6	R6	380131623
GMO Emerging Countries Series Fund R4	R4	380131672
GMO Emerging Countries Series Fund R5	R5	380131664
GMO Emerging Countries Series Fund R6	R6	380131656
GMO Foreign Fund Series Fund R4	R4	380131714
GMO Foreign Fund Series Fund R5	R5	380131698
GMO Foreign Fund Series Fund R6	R6	380131680
GMO Global Asset Allocation Series Fund R4	R4	380131441
GMO Global Asset Allocation Series Fund R5	R5	380131433
GMO Global Asset Allocation Series Fund R6	R6	380131425
GMO Global Equity Allocation Series Fund R4	R4	380131474
GMO Global Equity Allocation Series Fund R5	R5	380131466
GMO Global Equity Allocation Series Fund R6	R6	380131458
GMO International Bond Series Fund R4	R4	380131615
GMO International Bond Series Fund R5	R5	380131599
GMO International Bond Series Fund R6	R6	380131581
GMO International Equity Allocation Series Fund R4	R4	380131516
GMO International Equity Allocation Series Fund R5	R5	380131490
GMO International Equity Allocation Series Fund R6	R6	380131482
GMO International Developed Equity Allocation Series Fund R4	R4	380131375
GMO International Developed Equity Allocation Series Fund R5	R5	380131367
GMO International Developed Equity Allocation Series Fund R6	R6	380131359
GMO Quality Series Fund R4	R4	380131409
GMO Quality Series Fund R5	R5	380131508
GMO Quality Series Fund R6	R6	380131607
GMO U.S. Core Equity Series Fund R4	R4	380131102
GMO U.S. Core Equity Series Fund R5	R5	380131201
GMO U.S. Core Equity Series Fund R6	R6	380131300

SCHEDULE C

FINANCIAL INSTITUTION CLIENTS

Lincoln Financial Group